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                                                               Exhibit 28(d)(4)

                                    FORM OF

                            SUB-ADVISORY AGREEMENT

   This Sub-Advisory Agreement ("Agreement") executed as of __________, 2012, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware corporation (the "Sub-Adviser").

   WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of one or more of its series, (each, a "Fund" and collectively, the "Funds") which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") has entered into an Investment Management Agreement dated April 30, 2007, with the Adviser, as it may be amended from time to time (the "Investment Management Agreement") pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

   WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and Sub-Adviser is willing to serve in such capacity.

   NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

   (a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth in this Agreement, for the portion of each of the Fund's assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the "Managed Portion"). The Adviser may, from time to time, increase or reduce the amount of the Managed Portion. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

   (b) Subject to the supervision and control of the Adviser and the Board of Trustees (the "Trustees") of the Trust, during the term of this Agreement, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion which shall at all applicable times meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Managed Portion and place all orders for its purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be

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deemed an agent of the Trust or Adviser, except as expressly authorized in this
Agreement or another writing signed by the Adviser.

   (c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for documented, commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund's registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion.

   (d) The Sub-Adviser shall vote proxies relating to the Managed Portion's investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Managed Portion, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

   (e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees and provided to the Sub-Adviser.) In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments pursuant to services to be provided under this Agreement, the Sub-Adviser shall use its commercially reasonable best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its commercially reasonable best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Managed Portion's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine and provide to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted impermissibly or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of

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commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section.

   On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and/or better execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with
Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

   (f) Upon reasonable request, the Sub-Adviser will provide advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the net asset value of the Managed Portion in accordance with valuation procedures and methods established by the Trustees.

   (g) The Sub-Adviser shall furnish the Adviser and the Trustees with such information and reports as the Adviser reasonably deems appropriate or as the Trustees shall reasonably request regarding the management of the Managed Portion. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Trustees' Meetings, at such reasonable times as the parties may agree to review the Funds' investment policies (solely as they relate to the Managed Portion) and to consult with the Adviser or the Trustees regarding the investment performance of the Managed Portion.

   (h) The Sub-Adviser shall not consult with any other sub-adviser to either of the Funds or any other account managed by the Adviser concerning the assets of the Funds, except as permitted by each Fund's policies and procedures. Notwithstanding the foregoing, Sub-Adviser shall not be prohibited from consulting with any of its affiliates concerning transactions in securities or other assets generally (i.e., without reference to the Funds), and Sub-Adviser shall not be prohibited from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 of the 1940 Act.

   (i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund's currently effective Prospectus and Statement of Additional Information ("SAI"); (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any written instructions and directions

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of the Trustees, the Adviser, or Fund management; and (v) the Sub-Adviser's general fiduciary responsibilities under applicable law; provided, however, that, in the case of (i) and (ii), Sub-Adviser shall only be subject to the extent that such documents have been actually provided to the Sub-Adviser.

   (j) The Sub-Adviser shall provide reasonable assistance, but only with respect to the services provided pursuant to this Agreement, in the preparation of registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide disclosure for use in, or as may be required by, Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

   (k) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the "CCO") with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser with respect to the provision of its services to the Managed Portion. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the CCO from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

   (l) The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Managed Portion, including, without limitation, to file proofs of claim or other documents related to such proceedings (the "Litigation"), or to investigate, initiate, supervise, or monitor the Litigation involving the Managed Portion, and Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Sub-Adviser agrees that it shall provide Adviser with any and all documentation or information relating to the Litigation as may reasonably be requested by Adviser.

   (m) The Adviser hereby authorizes the Sub-Adviser to execute such swap agreements with counterparties on the Adviser's behalf, subject to prior review and to prior written approval of the Adviser, as the Sub-Adviser deems appropriate from time to time in order to carry out the Sub-Adviser's responsibilities under this Agreement.

2. REPRESENTATIONS.

   (a) Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) The Adviser has been duly authorized by the Trustees to delegate to the Sub-

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Adviser the provision of investment services to the Funds as contemplated in this Agreement; and (2) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

   (b) Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows: The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

   (c) The Trust acknowledges that it has received a copy of the Sub-Adviser's current Form ADV at least 48 hours prior to the execution of this Agreement.

3. OTHER AGREEMENTS.

   The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

   The Adviser agrees that Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that Sub-Adviser will perform the services contemplated by this Agreement together with its duties under such other relationships.

4. COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

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   (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion's average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule as set forth in Schedule A attached hereto.

   (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

5. EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

   (a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter until terminated.

   (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund's shareholders, by the affirmative vote of a majority of the Fund's outstanding voting securities.

   (c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or
(iii) termination of the Investment Management Agreement.

   (d) This Agreement also may be terminated without the payment of any penalty: (i) by the vote of a majority of the Fund's outstanding voting securities, as permitted by the 1940 Act; (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; (iii) by the Sub-Adviser on 90 days' written notice to the Adviser; or (iv) by mutual consent of the Adviser and Sub-Adviser, in writing.

   (e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund's outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

6. CERTAIN INFORMATION.

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   The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;
(b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter L or M under the Code; (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Funds or any services the Sub-Adviser provides for the Managed Portion; and (d) any change in the portfolio managers for the Managed Portion.

7. LIABILITY AND INDEMNIFICATION.

   (a) Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees, agents or affiliates shall be subject to any liability to the Adviser, the Funds or to any shareholder of the Funds, for any act or omission in the course of, or connected with, rendering services hereunder.

   (b) Notwithstanding Section 7(a), the Adviser and the Sub-Adviser each agree to indemnify the other party (and each party's affiliates, employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorney's fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance, bad faith or gross negligence on the part of the indemnifying party, provided that the party seeking indemnification has not also engaged in willful misfeasance, bad faith or gross negligence relating to such claim.

8. RECORDS; RIGHT TO AUDIT.

   (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records maintained on the Funds' behalf are the property of the respective Fund, and the Sub-Adviser will surrender promptly to such Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund to which such records or information pertain, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

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   (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission ("SEC"), the Fund's auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

9. CONFIDENTIAL INFORMATION.

   The Sub-Adviser shall not disclose to any third party material non-public information obtained under this Agreement with respect to the Fund, the Trust or the Adviser, including, without limitation, the "non-public portfolio holdings," except: (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; or (c) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. "Non-public portfolio holdings" means portfolio holdings information that has not been made public by having been previously filed with the SEC.

10.  MARKETING MATERIALS.

   (a) The Fund shall furnish to the Sub-Adviser, prior to use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten
(10) business days to the Fund shall relieve the Fund of the obligation to obtain the Sub-Adviser's prior written permission.

   (b) The Sub-Adviser shall furnish to the Fund, prior to use, each piece of the Sub-Adviser's advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) business days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the Fund's prior written permission.

11.  USE OF THE NAME BLACKROCK.

It is understood and hereby agreed that "BlackRock" and any derivative or logo or trademark or service mark or trade name, are the valuable property of the Sub-Adviser and its affiliates for copyright and other purposes and may not be used by the Adviser or its affiliates without Sub-Adviser's prior written approval. The Adviser further agrees that, in the event that the Sub-Adviser shall cease to act as an investment adviser with respect to the Managed Portion, both the Adviser and the Fund shall promptly take all necessary and appropriate action to change their product names to names which do not include "BlackRock" or any derivative or logo or trademark or service mark or trade name, provided, however, that the Adviser and the

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Fund may continue to use the word "BlackRock" or any derivative or logo or trademark or service mark or trade name if the Sub-Adviser consents specifically in writing to such use. Notwithstanding the foregoing, either while the Sub-Adviser acts as an investment adviser or after the Sub-Adviser ceases to act as an investment adviser, the Adviser, the Funds, or the Trust may use the "BlackRock" name without written approval of the Sub-Adviser if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal.

12.  GOVERNING LAW.

   This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

13.  SEVERABILITY/INTERPRETATION.

   If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.  NOTICES.

   Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

   If to the Sub-Adviser:

   BlackRock Financial Management, Inc.
   40 East 52nd Street
   New York, New York 10022
          Attention: Office of the General Counsel.

   If to the Adviser:

   Lincoln Investment Advisors Corporation
   Lisa Matson
   150 N. Radnor Chester Road

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   Radnor, PA 19341
   484-583-8448

15.  COUNTERPARTS.

   This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.  ENTIRE AGREEMENT.

   This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

17.  CERTAIN DEFINITIONS.

   For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons" and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

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   IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                                  LINCOLN INVESTMENT ADVISORS
                                                  CORPORATION

                                                  -----------------------------
                                                  Name:
                                                  Title:

                                                  BLACKROCK INVESTMENT
                                                  MANAGEMENT, LLC.

                                                  -----------------------------
                                                  Name:
                                                  Title:

Accepted and agreed to
as of the day and year
first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the Fund(s) on Schedule A

------------------------------------------
Name:
Title:

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